CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
First Charter Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Charter Corporation of our report on the consolidated financial statements included in the 1994 Annual Report to Shareholders which is incorporated by reference in the 1994 Form 10-K of First Charter Corporation. Our report refers to a change in the method of accounting for investments and a change in the method of accounting for income taxes in 1993.


                              KPMG Peat Marwick LLP



Charlotte, North Carolina
January 19, 1996